Exhibit 99.1

Heritage Reports Fourth Quarter 2023 Results

Tampa, FL – March 11, 2024: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported fourth quarter of 2023 financial results.

Fourth Quarter 2024 Highlights

•

Fourth quarter net income of $30.9 million or $1.15 per diluted share improved from net income of $12.5 million or $0.48 per diluted share in the prior year quarter, primarily driven by an increase in net premiums earned, higher net investment income, and lower net losses incurred.

•	Gross premiums earned of $339.6 million, up 7.0% from $317.3 million in the prior year quarter.

•	Net premiums earned of $177.7 million, up 6.9% from $166.2 million in the prior year quarter.

•	Net loss ratio of 51.0%, an improvement of 11.4 points from 62.4% in the prior year quarter.

•	Net expense ratio of 33.9%, relatively flat from 33.7% in the prior year quarter.

•	Net combined ratio of 84.9%, an improvement of 11.2 points from 96.1% in the prior year quarter.

•

Continued successful exposure management strategy with intentional decline in personal lines policies-in-force of 15.0%, and a decline in personal lines total insured value (“TIV”) of 6.9% as compared to the prior year period.

“Our strategic focus on achieving rate adequacy across our portfolio and driving superior underwriting results has been steadfast. Our deliberate efforts over the past two years resulted in a better quality and more diversified book of business, which more effectively manages reinsurance costs and drives lower claims related losses. Our commitment to enhanced and long-term relationships with our reinsurers, who are pivotal to our success, has also been a key aspect of our strategy,” remarked Ernie Garateix, CEO of Heritage. “These actions, the subsequent results and our recent capital raise position us well for selective growth going forward. As we look ahead, I am confident in our ability to maintain this momentum across our sixteen-state platform, driven by our solid foundation, strategic clarity, and the dedication of experienced workforce.”

Strategic Profitability Initiatives

The following provides an update to the Company’s strategic initiatives that are expected for Heritage to achieve consistent long-term quarterly earnings and drive shareholder value. The Supplemental Information table included in this earnings release demonstrates progress made since fourth quarter 2022.

•	Generate underwriting profit though rate adequacy and more selective underwriting.

•

Significant rating actions across the book of business have favorably impacted it, resulting in an increase in average premium per policy of 24.2% over the prior year quarter and 4.5% over third quarter 2023.

•

Gross premiums earned increased 7.0% over the prior year quarter, driven by rate actions taken in 2022 and 2023 across the book of business, as well as growth in commercial residential business, which helps drive the higher average premium.

•

Premiums-in-force of $1.4 billion are up 5.6% from the prior year quarter while policy count is down 15.0% due to continued underwriting efforts aimed at rate adequacy, managing the reinsurance cost and improving the quality of the book of business.

•	Continued focus on timely rate actions, tightening underwriting criteria, and expanding restrictions on new business written in over-concentrated markets or products.

•	Allocate capital to products and geographies that maximize long-term returns.

•

Selectively, we increased the commercial residential premium in force by 63.9% year over year, while the TIV only increased by 20.7%, and policies in force saw a modest increase of 3.0%. The commercial residential business, which tends to have a significantly lower attritional loss ratio, generates materially higher premiums. The increase in TIV, spurred by growth of the commercial residential business, is offset by a reduction in personal lines exposure, managing reinsurance costs effectively and contributing to underwriting income and return on equity. Commercial residential business accounts for 18.7% of the in-force premium, compared to 12.0% in the prior year period.

•

As part of our exposure management strategy, reduced policy count for Florida personal lines business by 16.3% as compared to the prior year period. The disciplined underwriting and rating actions have reduced Florida personal lines TIV by 9.4% while reducing premiums in force by only 0.7% and improved the quality of our Florida book of business.

•	This disciplined underwriting approach resulted in a policy count reduction of 14.4% in other states, with a reduction in TIV by 6.3%, resulting in a reduction in premiums in force of only 3.4%.

•	Maintain a balanced and diversified portfolio.

•	Selective diversification of the portfolio by product and state, which can change based on market conditions, serves to reduce performance volatility.

•	No state represents over 26.5% of the Company’s TIV.

•	TIV for the top four states declined by 18.4%, while TIV for all other states increased by 88.0%.

•	In-force premium for the four states with the highest TIV decreased by 4.6% while in-force premium for all other states grew by 89.4%.

•

As a result of diversification efforts, personal lines TIV for the five states with the highest TIV decreased by 5.2% from the prior year period and represented 71.6% of all TIV at fourth quarter 2023 compared to 71.9% of all TIV at fourth quarter 2022.

•	Provide coverage suitable to the market and return targets.

•	Offering Excess & Surplus lines (“E&S”) policies in California, Florida, and South Carolina. This product allows greater flexibility in product terms as well as speed to market.

•	Continuing to evaluate other states for E&S and other products.

Capital Management

On December 14, 2023, the Company completed a primary offering of 3,703,703 shares of its common stock at a public offer price of $6.75 per share. In a concurrent private placement, the Company issued 148,148 shares of its common stock to an investor at the public offering price. Additionally, the Company completed the purchase by one of its independent Directors and the Company’s Director and CEO, of 40,871 and 27,247, shares of common stock, respectively, at $7.34, the closing price of common stock on December 14, 2023.

Heritage’s Board of Directors has decided to continue its suspension of the quarterly dividend to shareholders. The Board of Directors will continue to evaluate dividend distribution and stock repurchases on a quarterly basis. No shares of common stock were repurchased during the quarter.

Results of Operations

The following table summarizes results of operations for the three months and year ended December 31, 2023 and 2022 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended December 31,				Year Ended December 31,
	2023	2022	Change		2023	2022	Change
Total revenue	$186,967	$174,588	7.1%		$735,498	$662,460	11.03%
Net income (loss)	$30,943	$12,501	147.5%		$45,307	$(154,363)	(129.4)%
Earnings Per Diluted Share	$1.15	$0.48	139.6%		$1.73	$(5.86)	(129.5)%
Book value per share	$7.29	$5.13	42.1%		$7.29	$5.13	42.1%
Return on equity*	66.6%	40.2%	26.4	pts	25.8%	(65.1)%	90.9	pts
Underwriting summary
Gross premiums written	$326,723	$322,050	1.5%		$1,343,101	$1,275,031	5.3%
Gross premiums earned	$339,631	$317,285	7.0%		$1,323,643	$1,208,824	9.5%
Ceded premiums	$(161,919)	$(151,114)	7.2%		$(626,458)	$(571,759)	9.6%
Net premiums earned	$177,713	$166,171	6.9%		$697,185	$637,065	9.4%
Ceded premium ratio	47.7%	47.6%	0.1	pt	47.3%	47.3%	0.0	pts
Ratios to Net Premiums Earned:
Loss ratio	51.0%	62.4%	(11.4	)pts	61.1%	78.7%	(17.6	)pts
Expense ratio	33.9%	33.7%	0.2pts		35.2%	35.6%	(0.4	)pts
Combined ratio	84.9%	96.1%	(11.2	)pts	96.3%	114.3%	(18.0	)pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A net combined ratio under 100% generally reflects profitable underwriting results.

Fourth quarter 2023 Results

•

Fourth quarter 2023 net income of $30.9 million or $1.15 per diluted share, an improvement from net income of $12.5 million or $0.48 per diluted share in the prior year quarter. This improvement is attributable to the positive impact of rate actions, underwriting actions, and exposure management taken during 2023 and 2022, which favorably impacted results during 2023. These actions resulted in growth of 6.9% in net premiums earned, an increase of 36.1% in net investment income, and a reduction of 12.6% in net losses and LAE, described below, which was partly offset by elevated policy administration and general and administrative costs from the increase in gross premiums written over the prior year quarter as well as costs associated with a new claims system as described below.

•

Premiums-in-force were $1.4 billion as of fourth quarter 2023, representing a 5.6% increase from fourth quarter 2022 due to continued proactive underwriting and rate actions as well as growth in commercial lines business, despite an intentional reduction of approximately 79,000 personal lines policies.

•

Gross premiums written of $326.7 million were up 1.5% from $322.1 million in the prior year quarter, reflecting a strategic and substantial organic increase in Florida commercial residential lines business and a higher average premium per policy throughout the book of business from rating actions and use of inflation guard, which ensures appropriate property values, mostly offset by targeted exposure management.

•	Gross premiums earned of $339.6 million, up 7.0% from $317.3 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months as described above.

•	Net premiums earned of $177.7 million, up 6.9% from $166.2 million in the prior year quarter, reflecting higher gross premium earned outpacing the increase in ceded premiums for the quarter.

•

Ceded premium ratio of 47.7%, up 0.1 point from 47.6% in the prior year quarter driven by higher catastrophe excess of loss reinsurance costs that were partly offset by growth in gross premiums earned.

•

Net loss ratio decreased to 51.0%, a 11.4 point decline from 62.4% in the same quarter last year reflecting higher net premiums earned and lower net losses and LAE. The improvement in net losses and LAE was largely due to diminished weather and attritional losses. Net weather losses for the current accident quarter were $11.0 million, a decrease from $27.5 million in the previous year’s quarter. Catastrophe losses were $3.1 million compared to $15.3 million in the prior year quarter. Other weather losses totaled $7.9 million, a reduction from the prior year’s quarter amount of $12.2 million. Additionally, the net loss ratio experienced an impact from net unfavorable loss development of $1.8 million during the fourth quarter of 2023, an improvement from the net unfavorable $2.2 million development in the fourth quarter of 2022.

•

The net expense ratio was 33.9%, a 0.2 point increase from the prior year quarter amount of 33.7%, driven largely by higher general and administrative costs related to software and associated costs with the implementation of a new claims system aimed at driving future efficiencies, which was mostly offset by higher net premiums earned. The Company’s implementation of enhanced and updated claims, policy, and billing systems is expected to achieve human capital efficiencies and improve the timeliness and quality of data analytics used to drive underwriting income.

•	Net combined ratio of 84.9% improved 11.2 points from 96.1% in the prior year quarter, driven by a lower net loss ratio and partly offset by a higher net expense ratio as described above.

•

Net investment income, inclusive of realized investment losses and unrealized losses on equity securities, was $5.8 million up $1.0 million from $4.8 million in the prior year quarter reflecting strategic actions to align the investments with the yield curve and take advantage of higher short-term yields, which was partly offset by realized losses mostly related to other investments.

•

The effective tax rate was 6.7% compared to (5.5)% in the prior year quarter. The change in the effective tax rate for each quarter benefited from adjustments to the valuation allowance. Specifically, there was a reduction in the valuation allowance for a deferred tax asset by $1.9 million in the fourth quarter of 2023 and by $4.3 million in the fourth quarter of 2022. These reductions were driven by the impact of favorable Osprey Re results in the fourth quarters of 2023 and 2022, respectively, allowing for the recognition of deferred tax assets in each period. The quarterly effective tax rate is subject to change due to the estimates used throughout the year in computing the income tax provision. Furthermore, tax items and estimated amounts are adjusted to reflect actual amounts in the fourth quarter of each year. These adjustments can significantly impact the effective tax rate for the fourth quarter.

Supplemental Information:

		At December 31,
Policies in force:	2023	2022	% Change
Florida	153,387	182,673	(16.0)%
Other States	297,288	347,234	(14.4)%

Total	450,675	529,907	(15.0)%

Premiums in force:
Florida	$695,010,638	$599,596,526	15.9%
Other States	661,392,787	684,469,189	(3.4)%

Total	$1,356,403,425	$1,284,065,715	5.6%

Total Insured Value:
Florida	$103,535,162,876	$103,752,777,168	(0.2)%
Other States	286,860,809,967	306,070,446,229	(6.3)%

Total	$390,395,972,843	$409,823,223,397	(4.7)%

Book Value Analysis

	As Of
Book Value Per Share	December 31, 2023	December 31, 2022	December 31, 2021
Numerator:
Common stockholders’ equity	$220,280	$131,039	$343,051
Denominator:
Total Shares Outstanding	30,218,938	25,539,433	26,753,511

Book Value Per Common Share	$7.29	$5.13	$12.82

Book value per share of $7.29 at December 31, 2023, was up 42.1% from fourth quarter 2022. The increase from the comparable quarter of 2022 is primarily attributable to year-to-date net income as well as a reduction in unrealized losses on the Company’s fixed income securities portfolio from the fourth quarter of 2022. The unrealized losses are unrelated to credit risk but due to the rising interest rate environment. The decrease in book value per share from December 31, 2021 to December 31, 2022 is attributable to a 2022 year-to-date net loss, driven primarily by a non-cash goodwill impairment charge of $90.8 million, net of taxes, made in the second quarter of 2022, and higher weather losses, as well as an increase of $49.0 million of net unrealized losses on the Company’s available-for-sale fixed income securities portfolio driven by rising interest rates during 2022.

Conference Call Details:

Tuesday, March 12, 2023 – 9 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	December 31,
	2023	2022
ASSETS
Fixed maturities, available-for-sale, at fair value	$560,682	$635,572
Equity securities, at fair value	1,666	1,514
Other investments, net	7,067	16,484

Total investments	569,415	653,570
Cash and cash equivalents	463,640	280,881
Restricted cash	9,699	6,691
Accrued investment income	4,068	3,817
Premiums receivable, net	89,490	92,749
Reinsurance recoverable on paid and unpaid claims, net	482,429	805,059
Prepaid reinsurance premiums	294,222	306,977
Income taxes receivable	13,354	12,118
Deferred income tax asset, net	11,111	16,841
Deferred policy acquisition costs, net	102,884	99,617
Property and equipment, net	33,218	25,729
Right-of-use lease asset, finance	17,606	20,132
Right-of-use lease asset, operating	6,835	7,335
Intangibles, net	42,555	49,575
Other assets	12,674	11,509

Total Assets	$2,153,200	$2,392,600

LIABILITIES AND STOCKHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses	$845,955	$1,131,807
Unearned premiums	675,921	656,641
Reinsurance payable	159,823	199,803
Long-term debt, net	119,732	128,943
Advance premiums	23,900	26,516
Accrued compensation	9,461	6,594
Lease liability, finance	20,386	22,557
Lease liability, operating	8,076	8,690
Accounts payable and other liabilities	69,666	80,010

Total Liabilities	$1,932,920	$2,261,561

Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	360,310	334,711
Accumulated other comprehensive income, net of taxes	(35,250)	(53,585)
Treasury stock, at cost	(130,900)	(130,900)
Retained earnings (deficit)	26,117	(19,190)

Total Stockholders' Equity	220,280	131,039

Total Liabilities and Stockholders' Equity	$2,153,200	$2,392,600

HERITAGE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Comprehensive Income (Loss)

(Amounts in thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
REVENUE:
Gross premiums written	$326,723	$322,050	$1,343,101	$1,275,031
Change in gross unearned premiums	12,908	(4,765)	(19,458)	(66,207)

Gross premiums earned	339,631	317,285	1,323,643	1,208,824
Ceded premiums	(161,919)	(151,114)	(626,458)	(571,759)

Net premiums earned	177,713	166,171	697,185	637,065
Net investment income	6,708	4,927	25,756	11,977
Net realized losses and impairment losses	(923)	(137)	(972)	(258)
Other revenue	3,469	3,627	13,529	13,676

Total revenue	186,967	174,588	735,498	662,460
EXPENSES:
Losses and loss adjustment expenses	90,634	103,753	426,129	501,162
Policy acquisition costs	43,408	40,478	167,610	156,304
General and administrative expenses	16,755	15,449	77,777	70,396
Goodwill or intangible asset impairment	—	—	767	91,959

Total expenses	150,797	159,680	672,283	819,821

Operating income (loss)	$36,170	$14,908	$63,215	$(157,361)
Interest expense, net	2,999	3,059	11,210	8,809

Income (loss) before taxes	$33,169	$11,849	$52,005	$(166,170)

Provision (benefit) for income taxes	2,226	(652)	6,698	(11,807)

Net income (loss)	$30,943	$12,501	$45,307	$(154,363)

OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on investments	18,724	1,068	23,388	(64,335)
Reclassification adjustment for net realized investment losses	246	137	636	258
Income tax (expense) benefit related to items of other comprehensive income (loss)	(4,502)	(217)	(5,690)	15,065

Total comprehensive income (loss)	$45,412	$13,489	$63,641	$(203,375)

Weighted average shares outstanding
Basic	26,823,399	25,765,204	26,193,065	26,343,826
Diluted	26,882,661	25,849,467	26,252,328	26,343,826
Earnings (loss) per share
Basic	$1.15	$0.49	$1.73	$(5.86)
Diluted	$1.15	$0.48	$1.73	$(5.86)

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the expected positive impact of our strategic initiatives on our future financial results, including focus on profitability through rating action, selective underwriting and selective growth, capital allocation, exposure management and strategic reduction of policy count in certain geographies; impact of rate increases; impact of our focus on long-term relationships with reinsurers; ability to achieve human capital efficiencies and improve the timeliness and quality of data analytics used to drive underwriting income through our enhanced claims, policy, and billing systems; continued increase in average premium per policy; and future dividend payments and stock repurchases. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, and labor availability; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 13, 2023, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

Mike Houston and Zack Mukewa

Lambert

HRTG@lambert.com